UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 4, 2010 (March 2, 2010)

XFONE, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

Commission File No. 001-32521

11-3618510
(I.R.S. Employer Identification Number)

5307 W. Loop 289
Lubbock, Texas 79414
 (Address of principal executive offices) (Zip Code)

806-771-5212
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01                      Regulation FD Disclosure.

RUS Funding Approved

On March 4, 2010, Xfone, Inc. (‘Xfone”) was notified that the applications of its wholly owned subsidiary, PRIDE Network, Inc. (“PRIDE Network”), for Rural Utility Service (“RUS”) funding from the U.S. Department of Agriculture under the Broadband Initiative Program for the Fiber To The Premise (FTTP) build out of PRIDE Network’s projects in Texas, have been approved.  PRIDE Network was selected to receive approximately $63.6 million in RUS funding for these projects, which will be split between loans of approximately $35.5 million and grants of approximately $28.1 million.

A copy of Xfone’s press release announcing the approval is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Non-Binding Memorandum of Understanding for the Sale of Xfone 018 Ltd.

On March 2, 2010, a non-binding memorandum of understanding (the “MoU”) was entered into by and among Xfone, Xfone’s 26% minority interest partner (the “Minority Partner”) in Xfone’s Israeli-based subsidiary, Xfone 018 Ltd. (“Xfone 018”), and Marathon Telecom Ltd. (“Marathon Telecom”), for the sale by Xfone and the Minority Partner of their aggregate holdings (95%) in Xfone 018 to Marathon Telecom (the “Transaction”). The MoU provides for an all cash transaction. Pursuant to the MoU, the parties will begin a due diligence process at the end of which the parties expect to enter into a definitive agreement. There can be no assurance that the Transaction will be consummated.

 Item 9.01                       Financial Statements and Exhibits

(a)            Not applicable.
(b)            Not applicable.
(c)            Not applicable.
(d)            Exhibits.

Exhibit No.	Description
99.1	Press Release dated March 4, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xfone, Inc.

Date: March 4, 2010	By:	/s/ Guy Nissenson
Guy Nissenson
President, Chief Executive Officer and Director